Exhibit 10.33

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Employment Agreement between Autoliv, Inc. and Jan Carlson (“Appointee”), dated as of 31st of March 2007 (the “Agreement”) was made and entered into on the 18th day of January 2013.

1.	The Agreement is hereby amended by deleting Clause 7 of the Agreement regarding pension contribution in its entirety and replacing it with the following:

“The Appointee has the right, and if not otherwise agreed upon, the obligation to retire on the last day of the month preceding his 60th birthday. Pension- and complementary sickness insurance is described in the enclosed “Pensionsförmåner” originally dated 31 March, 2007 and as updated from time to time. In addition the Appointee is entitled to TGL (group life insurance). The Company shall pay pension- and sick insurance fees corresponding to 48% of the base salary plus additional tax payments on premiums. Pension contribution can be increased via a cost neutral gross deduction from the salary. This is a defined contribution solution hence no levels of benefits are guaranteed.”

2.	Except as expressly amended hereby, the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, Autoliv, Inc. has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

The Company:	The Appointee:
Autoliv Inc.

/s/ Mats Adamson	/s/ Jan Carlson
Mats Adamson	Jan Carlson
Group Vice President
Human Resources